INVESTMENT AGENCY AGREEMENT

The Integrity Funds on behalf of its series set forth on Exhibit A and Viking Mutual Funds on behalf of its series set forth in Exhibit A, each, a “Principal”) appoints First International Bank & Trust (hereinafter “Agent”), as Agent. The Agent shall exercise for the Principal the duties and powers enumerated in this agreement.

1.

Records of Assets. The Agent shall establish an account in the name of and on behalf of each Principal for the investment of cash transferred to such accounts The Agent shall inventory, safe keep, and receipt for all assets transferred by the Principal to the account of Principal. The Agent shall maintain records of all assets and transactions and shall account to the Principal as agreed. Each account shall include an inventory of the Principal’s assets and a description of all receipts, disbursements, and other transactions effected on the Principal’s behalf.

2.	Indicate the Proper Scope of Authority: (Choose one)

☐

Management. The Agent shall invest the assets of the Principal in such property, as a prudent person would acquire in the management of his or her own affairs. The Agent need not obtain approval of the Principal for any investment. The Agent and the Principal shall meet to establish investment guidelines, to review investment policy, specific holdings, and account performance, as requested by the Principal.

☒

Self-Directed. The Agent shall invest the assets, retain, sell or otherwise dispose of the assets as directed by the Principal and permitted by law. Such direction will be free of control and constraint in action and judgment by the Agent with regard to investment guidelines, specific holdings, account performance, or investment policy that the Agent might otherwise apply to accounts that have chosen the Advisory or Management options defining the Agent’s scope of authority. It is implicitly understood that self-direction of the investment management of assets is the sole responsibility of the Principal.

3.	Investments. Agent may acquire for Principal – Cash and Money Market

4.

Management of Assets. Agent shall collect all income and dispose of the net income as directed by Principal. Agent may maintain qualifying assets in any registered clearing agency, a Federal Reserve Bank, or a sub-custodian bank (collectively hereinafter "Custodian"), as Agent may select, and may permit such deposited assets to be registered in the name of such Custodian or its nominee, or in the name of Agent or Agent’s nominee on the records of such Custodian. All principal sums due on called or matured securities shall be collected by Agent. . Agent, in its discretion, will inform Principal of material notices and communications received regarding assets of Principal including notices of meetings and proxies.

5.	Shareholder Communication. Principal hereby authorizes Agent to hold all reports issued by companies whose securities are owned by Principal.

☐ Yes, Agent is authorized to release Principal’s name, address and securities positions to requesting companies.

☒ No, Agent IS NOT authorized to release Principal’s name, address and securities positions to requesting companies.

6.	Compensation of Agent. Fees and Earnings Credit to be applied per Exhibit B.

7.

Agent’s Actions and Reliance. Agent shall exercise due care in accordance with reasonable commercial standards in discharging its duties hereunder. Agent shall not be liable for any act taken or omitted by it hereunder if taken or omitted by it in good faith and in the exercise of its own best judgment. Agent shall also be fully protected in relying upon any written notice, instruction, direction, certificate or document which in good faith it believes to be genuine. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any duty hereunder, or in the exercise of any rights or powers granted hereunder or by law if Agent shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

8.

Notices/Direction to Agent. Notices and directions to Agent from Principal authorized to give such notices or directions, shall be in writing, and shall not be deemed to be given until actually received by Agent’s employee or officer who administers the Agency account. Agent shall not be responsible or liable for the authenticity or accuracy of Notices or directions properly given hereunder if the written form and execution thereof on its face purports to satisfy the requirements applicable thereto, as determined by Agent in good faith, without additional confirmation or investigation. E-mail or other electronic communication forms, including digitally scanned and forwarded documents, and facsimile transmissions of notices and signed consents shall be as effective as original, ink-signed written documentation if received from the registered e-mail address(es) of the Principal.

9.

Notice by Agent. Any notices which Agent is required or desires to give hereunder shall be in writing and may be given by sending the same to the address indicated below by nationally recognized overnight courier, or by USPS mail service utilizing Delivery Confirmation services, depending upon the time-sensitive nature of the communication to the address set out below.

Integrity Fund Services, LLC Attn: Adam Forthun 1 Main Street North P.O. Box 759 Minot, ND 58702 Phone: 701-852-5292 Toll-free: 800-601-5593 Fax: 701-852-2548 Email: aforthun@integrityviking.com

10.

Legal Counsel; Accountants. If Agent believes it to be reasonably necessary to consult with counsel, accountants or any other agents of Agent concerning any of its duties in connection with the account or this Agreement, or in case Agent becomes involved in litigation on account of being escrow agent hereunder, then in either case, its costs, expenses, and reasonable attorney’s fees shall be paid from the Agency funds, to the extent said items are related to actions beyond the control of the Agent.

11.

Governing Law, Jurisdiction and Venue. This Agreement shall be construed, enforced, and administered in accordance with the laws of the State of North Dakota, except that Section 20 shall be governed by the laws of the State of Delaware. Any disputes between and among any of the parties to this Agreement related in any way to the subject matter of this Agreement shall be litigated in the United States District Court for the District of North Dakota, or if said court does not have jurisdiction, then in the North Dakota State Court located in Fargo, North Dakota.

12.

Indemnity. Principal agrees to reimburse, indemnify and hold harmless Agent from and against all liability, loss, claim, damage or expense (except gross negligence or fraud on the part of Agent) resulting from the exercise by Agent of any authority or power granted to it hereunder, or from claims of third parties, or from any taxes or other governmental charges, and any expenses related thereto, which may be imposed or assessed in respect to the Farm Interests, or any part thereof.

13.

Tax Reporting. Agent shall have no responsibility for the tax consequences of this Agreement. Agent hereby advises each party to consult with independent legal and tax counsel concerning the tax ramifications of this Agreement.

14.

Force Majeure. Agent shall not be required to perform, and shall not be in default of any provision of this Agreement for such noncompliance if the non performance is caused by (i) strikes, work stoppages or labor demands or difficulties, labor shortages or inability to procure labor; (ii) shortages of equipment, materials, or supplies, shortages or lack of processing facilities; (iii) water shortage; (iv) car or truck shortage; (v) transportation difficulties; (vi) vendor supply shortages or emergencies, including shortages or unavailability of material and supplies; (vii) war, hostilities, and local and national emergencies; (viii) acts of God or the elements, including but not limited to, fires, frost, rain, hail and flooding; (ix) mechanical breakdowns (x) power and utility failure or shortages, or (xi) causes beyond the control of Agent.

15.

Successors. If Agent designated to act under this Agreement transfers its fiduciary business, is merged or consolidated with, or otherwise converted into another trust company, bank or other corporation having fiduciary powers, the successor shall become Agent under this Agreement only upon the written consent of Principal.

16.	Termination. Either or both Principal or Agent may terminate this agreement at any time by giving the other party written notice.

17.	Electronic Delivery of Account Documentation. Principal hereby agrees to receive all notices, documents and other information related to Principal’s account electronically.

Principal’s consent to electronic delivery extends to all information required to be provided by the agent and third parties. This means Principal may receive account statements, confirmations, tax documents and all other information by electronic delivery

Principal agrees that when such documents are electronically delivered to Principal that it  constitutes valid delivery of the information. Principal may revoke this consent to electronic delivery at any time by providing written notice to Agent. Principal agrees to keep a working  email address and other current contact information.

19.

Entire Agreement. This Agreement supersedes any and all prior agreements between the parties  and constitutes the entire agreement between the parties with respect to the subject matter contained herein. Agent has the right to amend the Agreement by mailing written notice of the modification or change as provided in Section 10. Such written notice will include the change and the effective date thereof. Principal’s use of the account after the effective date of the change or modification shall constitute Principal’s acknowledgement and agreement to the change or modification.

20.

The Integrity Trust and Viking Mutual Funds (each a “Trust”) are each a Delaware statutory trust organized in series of which each Principal constitutes one such series, and each Trust is executing this Agreement with respect to each Principal individually. Pursuant to the Declaration of Trust of each Trust and Section 3804(a) of the Delaware Statutory Trust Act, there is a limitation on liabilities of each series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund are enforceable against the assets of the Principal only, and not against the assets of the Trust generally or the assets of any other series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any series thereof are enforceable against the assets of any other series.

21.

The use of a single agreement is for administrative convenience. Each Trust is entering into this Agreement individually on behalf of its respective series. No Principal shall have liability for the obligations of any other Principal.

CERTIFICATION: Under the penalties of perjury, I certify that the information provided on this form is true, correct and complete.

The Integrity Funds		First International Bank & Trust, Agent
on behalf of its series listed in Exhibit A individually (each, a “Principal”)

By:	/s/ Adam Forthun	By:	/s/ Dean Zaderaka

Its:	Treasurer	Its:	Vice President & Senior Trust Officer

Date:	October 2, 2019	Date:	October 2, 2019

Viking Mutual Funds
on behalf of its series listed in Exhibit A individually (each, a “Principal”)

By:	/s/ Adam Forthun

Its:	Treasurer

Date:	October 2, 2019

EXHIBIT A

The Integrity Funds

Integrity Dividend Harvest Fund

Integrity Energized Dividend Fund

Intergrity Growth & Income Fund

Integrity High Income

Williston Basin/Mid-North America Stock Fund

Viking Mutual Funds

Kansas Municipal Fund

Maine Municipal Fund

Nebraska Municipal Fund

Oklahoma Municipal Fund

Viking Tax-Free Fund for Montana

Viking Tax-Free Fund for North Dakota